Important Notice Concerning Limitations on
                            Trading in Taubman Stock

                                                                February 4, 2003

To:  Executive Officers and Directors of Taubman Centers, Inc.

From:  Taubman Centers, Inc.


1. As you may know, a "blackout period" will be imposed on transactions involving the Taubman Centers, Inc. common stock fund (the "Taubman stock fund") under the Taubman Company and Related Entities Employee Retirement Savings Plan (the "401(k) Plan"). This blackout period, described in more detail below, is necessary in order for Vanguard to process and implement participants' tender instructions in response to the pending tender offer made by Simon Property Acquisitions, Inc. (the "Offer"). UNDER THE SARBANES-OXLEY LAW ENACTED LAST SUMMER, THE EXECUTIVE OFFICERS AND DIRECTORS OF TAUBMAN CENTERS, INC. ("TAUBMAN") WILL GENERALLY BE PROHIBITED FROM ENGAGING IN TRANSACTIONS INVOLVING TAUBMAN STOCK (INCLUDING OPTIONS AND OTHER DERIVATIVES BASED ON TAUBMAN STOCK) DURING THIS BLACKOUT PERIOD.

2. As a result of the need to process participant instructions about the Offer, during the blackout period, participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Taubman stock fund under the 401(k) Plan, (2) take distributions of money invested in the Taubman stock fund, and (3) take loans of money invested in the Taubman stock fund.

3. The blackout period for the 401(k) Plan is expected to begin at 4 p.m. on February 11, 2003 and end during the week of February 16, 2003. These times may change if the Offer is extended. The blackout period will also be lifted promptly if the Offer is cancelled. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with a Vanguard Participant Services associate between 8:30 a.m. and 9:00 p.m. EST at 1-800-523-1188.

4. Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Taubman that you acquired in connection with your service as an executive officer or director. "Equity securities" are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5. The prohibition covers securities acquired "in connection with service as a director or executive officer." This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. The following are examples of transactions that you may not engage in during the blackout period:

         >> Exercising stock options granted to you in connection with your service as a director or executive officer

         >>  Selling Taubman stock that you acquired by exercising options

         >> Selling Taubman stock that you originally received as a restricted stock grant

7.    There are certain exemptions, including:

         >>  Acquisitions under Taubman's dividend reinvestment plan

         >> Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

         >> Bona fide gifts, bequests and transfers pursuant to domestic relations orders

8. In addition, our counsel has advised that the law could be interpreted to prohibit you from selling covered shares in the Offer, even if you tender them before the blackout period begins. This is because sales of shares in the Offer will occur during the blackout period. Therefore, you should not tender any covered shares into the Offer.

9. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE.

WE THEREFORE REQUEST THAT YOU CONTACT KAREN MOORE, TAUBMAN'S ASSISTANT TREASURER, AT (248) 258-7660 BEFORE ENGAGING IN ANY TRANSACTION INVOLVING TAUBMAN STOCK OR DERIVATIVES BASED ON TAUBMAN STOCK DURING THE BLACKOUT PERIOD, OR IF YOU BELIEVE THAT ANY SUCH TRANSACTION IN WHICH YOU HAVE A PECUNIARY INTEREST MAY OCCUR DURING THE BLACKOUT PERIOD.